Exhibit 99.1

SWEET SUCCESS ENTERPRISES, INC.
AUDIT COMMITTEE CHARTER

PURPOSE

The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Sweet Success Enterprises, Inc. (the “Company”) in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others; reviewing the systems of internal controls which management and the Board have established; appointing, retaining and overseeing the performance of independent accountants; and overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements.

The function of the Committee is to provide oversight; it is the responsibility of the Company’s management to maintain appropriate systems for accounting and internal control, and it is the responsibility of the Company’s independent auditors to plan and carry out a proper audit.

The Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and the independent auditors on the basis of information it receives, discussions with the accountants and the experience of the Committee’s members in business, financial and accounting matters.

COMPOSITION

Number and Appointment. The Committee shall be comprised of three or more directors, who shall be appointed annually and subject to removal at any time, by the Board of Directors.

Independence. Each Committee member shall meet the independence requirements set out by (a) the applicable listing standards of the NASDAQ Stock Market, Inc. (the “Stock Market”) and (b) the rules and regulations of the Securities and Exchange Commission (“SEC”).  No member of the Audit Committee shall receive any compensation from the Company other than his or her Directors’ fees, benefits and expense reimbursement.

Financial Literacy. Each Committee member shall be financially literate, having a basic understanding and knowledge about financial and auditing matters, financial controls and reporting. All members of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. Annually, the Committee will determine whether it has at least one Committee member who also has the accounting or related financial management expertise to qualify as a “financial expert” (as defined by the SEC or applicable Stock Market requirements).

AUTHORITY

The Committee shall have sole authority to appoint, determining funding for, and oversee the Company’s independent auditors. The Committee has the authority to investigate any activity of the Company within its scope of responsibilities, and shall have unrestricted access to members of management and all information relevant to its responsibilities. All employees are directed to cooperate as requested by members of the Committee. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibility, including engaging independent counsel or other advisors.

SPECIFIC RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities the Committee shall do the following, which is not intended to be an exhaustive list, and the Committee shall take such other action as it determines reasonable, necessary or appropriate to carry out the purposes of the Committee:

Relationship with Independent Auditors. The Committee shall bear primary responsibility for overseeing the Company’s relationship with its independent auditors. In carrying out this responsibility, the Committee shall:

•                  be directly responsible for the appointment, determination of the compensation for, retention and oversight of the work of the independent accountant employed to conduct the audit (including resolution of disagreements between the independent accountants and management regarding financial reporting) or other audit, review or attest services. The independent accountants shall report directly to the Committee;

•                  review the scope and extent of audit services to be provided, including the engagement letter, prior to the annual audit, and review and pre-approve all audit fees to be charged by the independent auditors;

•                  review the independent auditors’ annual written statement pursuant to Independence Standards Board Standard No. 1, outlining any relationships that may impact their independence or objectivity;

•                  review and pre-approve any additional or permitted non-audit services to be provided by the independent auditors, this authority may be delegated to the Committee Chairperson, providing that such decisions are presented to the full Committee at its next scheduled meeting;

•                  enable direct communication between the independent auditors and the Committee at all times, and instruct the independent auditors to report directly to the Committee any serious difficulties or disputes with management;

•                  review with management and the independent auditors the financial statements and disclosures to be included in the Company’s annual or quarterly reports to be filed with the SEC prior to filing;

•                  annually, obtain and review a report by the Company’s independent auditors describing the independent auditor firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (to assess the auditors’ independence) all relationships between the independent auditors and the Company;

•                  review the audit process with management and the independent auditors, upon completion of their annual audit, to discuss or evaluate: (i) the cooperation received by the independent auditors from management, including access to all requested information; (ii) any instances where management has obtained “second opinions” from other external auditors; (iii) any disagreements with management that, if not satisfactorily resolved, would have caused the auditors to modify their report on the financial statements; (iv) management’s comments regarding the audit; (v) any restrictions placed by management on the scope of the audit, and (vi) any other matters the Committee deems appropriate;

•                  inquire of management and the Company’s independent auditors concerning any deficiencies in the Company’s policies and procedures that could adversely affect the adequacy of internal controls and the financial reporting process and review the timeliness and reasonableness of proposed corrective actions;

•                  meet at least annually with the independent auditors in private session (without the participation of management); and

•                  if required, prepare and approve the Committee’s report included in the proxy statement for the Company’s annual meeting of shareholders, and such other reports as may be necessary or appropriate.

Financial Reporting Process. The Committee shall monitor the preparation by management of the Company’s quarterly and annual external financial reports. In carrying out this responsibility, the Committee shall:

•                  review periodically, with management, the Company’s internal accountants and the independent auditors, the adequacy of the Company’s accounting and financial personnel and any relevant recommendations concerning internal controls, accounting principles, and accounting/reporting systems;

•                  review the effect of any important new pronouncements of the accounting profession and other regulatory bodies on the Company’s accounting and reporting policies, and consider and approve, if appropriate, changes to the Company’s accounting principles and practices proposed by management;

•                  review the accounting and reporting treatment of significant transactions outside the Company’s ordinary operations;

•                  discuss with the independent auditors any significant changes in auditing standards or their audit scope;

•                  ensure that any concerns or complaints received by the Company regarding its accounting, internal control, or auditing matters are addressed;

•                  review the Company’s policies and practices with respect to risk assessment and risk management;

•                  meet at least annually with the Chief Financial Officer or Controller in private session (without the participation of other management); and

•                  review the internal accounting department’s staffing, budget and responsibilities, and enable direct communication between the Committee and the Chief Financial Officer or Controller and any other member of the internal accounting department at any time, as needed, to address concerns.

Legal Compliance/General. The Committee shall also:

•                  engage and determine funding for such independent professional advisers and counsel as the Committee determines are appropriate to carry out its functions hereunder. The Company shall provide appropriate funding to the Committee, as determined by the Committee, for payment of (1) compensation to the independent accountants for services approved by the Committee, (2) compensation to any outside advisers retained by the Committee, and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties;

•                  review periodically with management and the Board of Directors any legal and regulatory matters that may have a material impact on the Company’s financial statements, compliance policies, and compliance programs;

•                  review with management the Company’s systems to monitor compliance with applicable legal requirements;

•                  review and approve or ratify all significant related party transactions

•                  establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•                  review significant cases of misconduct or fraud; and any allegation of misconduct or fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; and

•                  review any inquiries related to accounting or financial reporting matters received from the SEC or other agencies, and management’s response thereto.

MEETINGS

The Committee shall meet at least four times per year, and may hold additional meetings as often as may be necessary or appropriate, at the discretion of the Chairperson of the Committee. Meetings may be held in person or telephonically as needed to conduct the business of the Committee. A majority of the members of the Committee shall constitute a quorum for all purposes. The Committee may take action by the unanimous written consent of its members in the absence of a meeting. Minutes will be prepared for all meetings. The Committee will report its actions to the full Board of Directors with recommendations, as appropriate.

ATTENDANCE

Members of the Committee are expected to use all reasonable efforts to attend each meeting. As necessary or desirable, the Chairperson may request that members of management, the internal accounting department, or representatives of the independent auditors be present at meetings of the Committee.  The Committee may meet in executive session at any time deemed appropriate by the Chairperson or any Committee member.

This Charter is intended to provide a set of guidelines for the effective functioning of the Committee. Accordingly, on at least an annual basis, the Committee will review and reassess the adequacy of this Charter. The Committee may modify or amend this Charter and the authority and responsibilities of the Committee as necessary at any time.